Exhibit 99.1

Neustar Appoints Mark Greene to Its Board of Directors

Sterling, VA – April 9, 2012 – Neustar, Inc. (NYSE: NSR), a trusted, neutral provider of real-time information and analysis to the Internet, telecommunications, entertainment, and marketing industries, today announced the appointment of Mark N. Greene to its Board of Directors, effective as of April 5, 2012.

Dr. Greene is the chair of the Fair Isaac Corporation (FICO) Advisory Council. He recently stepped down as Chief Executive Officer of FICO after serving five successful years during which he positioned the predictive analytics company as a market leader in credit scores, fraud detections and business rules management. As CEO, Dr. Greene rebranded the company under the “FICO” logo and revitalized the firm’s value proposition. He refocused the 2000-employee company on behavioral analytics for banks, insurers, retailers and healthcare providers, and established a preeminent thought leadership position in each industry. Dr. Greene also launched expansions in China, Brazil and Russia, achieving over 10 percent growth in these markets while concurrently reducing operating expenses by 30 percent and yielding a 60 percent increase in stock price in 2011.

“We are very pleased to name Mark to Neustar’s Board of Directors. Mark’s significant experience with, and deep understanding of, data analytics make him an ideal addition to the Board, particularly as the company looks to grow its customer base in the industries we serve. His skill set and business experiences complement the current Board’s expertise and will serve our stockholders well,” said Neustar’s Chairman of the Board, James G. Cullen.

“I am pleased to welcome Mark to Neustar’s Board of Directors. His experience and insight will be invaluable to us as we focus more intensely on providing information and analytics services to the Internet, telecommunications, entertainment and marketing services sectors,” said Neustar’s President and CEO, Lisa Hook.

Prior to joining FICO, Dr. Greene spent more than 10 years with International Business Machines Corporation (IBM) where he was responsible for IBM’s overall direct strategic planning for the financial services sector, including financial markets and insurance, and for producing a comprehensive global plan tailored to the unique needs of the Asian, European and Americas markets.

Prior to joining IBM, Dr. Greene held senior positions at Technology Solutions Company, Berkeley Investment Technologies, Citicorp and the Federal Reserve Board.

Dr. Greene received his BA in economics, magna cum laude, from Amherst then went on to earn his M.A. and Ph.D. in economics from the University of Michigan.

About Neustar, Inc.

Neustar, Inc., (NYSE: NSR) is a trusted, neutral provider of real-time information and analysis to the Internet, telecommunications, entertainment, advertising and marketing industries throughout the world. Neustar applies its advanced, secure technologies in routing, addressing and authentication to its customers’ data to help them identify new revenue opportunities and network efficiencies, and institute cybersecurity and fraud protection measures. More information is available at www.neustar.biz.